Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE		4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com
Contact: Press:	Mary Beth Kissane, Walek & Associates (212) 590-0536 Frank D. Filipo, Executive Vice President (631) 208-2400
Investor:	Douglas Ian Shaw Senior Vice President (631) 208-2400

SUFFOLK BANCORP APPOINTS BRIAN K. FINNERAN

AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Riverhead, New York, February 7, 2012 — Suffolk Bancorp (NASDAQ - SUBK) today announced the appointment of Brian K. Finneran as Executive Vice President and Chief Financial Officer of both Suffolk and its banking subsidiary, Suffolk County National Bank, effective immediately. The position has been open since June 24, 2011.

President and Chief Executive Officer, Howard C. Bluver, remarked, “I am absolutely thrilled that Brian has joined Suffolk as our Executive Vice President & Chief Financial Officer. I have known Brian for a long time, and am keenly aware of the outstanding reputation he has attained on both Long Island and nationally as a result of his long tenure as the Chief Financial Officer at State Bancorp. We could not have found a more seasoned and respected professional to take over this critical area for us, and I am looking forward to partnering with Brian as we move forward into 2012 and beyond.”

Mr. Finneran had served as Executive Vice President and Chief Financial Officer of State Bancorp since 1997, and Senior Vice President and Comptroller from 1990 to 1997. Mr. Finneran holds an MBA from Pace University and a BBA from Bernard M. Baruch College. Mr. Finneran also holds the “Certified Risk Professional” designation from the Bank Administration Institute. Mr. Finneran is a member of the New York Society of Security Analysts, the Financial Managers Society, the Institute of Management Accountants, the Financial Executives Institute, and the National Investor Relations Institute.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk, the banking industry, the economy in general, expectations of the business environment in which Suffolk operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors that could affect Suffolk Bancorp include particularly, but are not limited to: a failure by Suffolk to meet the deadline under SEC rules for filing its Annual Report on Form 10-K (or any permitted extension thereof), or any further delay in filing its Annual Report beyond April 15, 2012; changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by Suffolk to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in Suffolk’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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